EXHIBIT 5


                                  December 6, 1996






Board of Directors of
  Black Hills Corporation
625 Ninth Street
P. O. Box 1400
Rapid City, SD  57709

   Re: Opinion of Counsel
       200,000 Shares of Common Stock of Black Hills Corporation under the Employees' Stock Purchase Plan


   With respect to the Registration Statement on Form S-8 (the "Registration Statement") of Black Hills Corporation (the "Company"), relating to the issuance and sale of up to 200,000 additional shares of Common Stock of the par value $1.00 per share (the "Shares") of the Company in connection with the 1996 Stock Option Plan of Black Hills Corporation (the "Plan"), as described in the Registration Statement, we wish to advise you as follows:

   We are of the opinion that the Company is a corporation validly incorporated and existing under the laws of the State of South Dakota and is fully qualified to carry on the business in which it is now engaged.

   We are further of the opinion that subject to compliance with the Securities Act of 1933, as amended and the offering and sale of the Shares in accordance with the Plan and the issuance and sale of, and payment for, the Shares in the manner and at the price set forth in the Plan the Shares will be duly authorized, legally and validly issued, fully paid and nonassessable.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,

                                          /s/ Morrill, Thomas & Nooney, LLP

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